EXHIBIT 99.1

CONSULTING AND EMPLOYMENT AGREEMENT

THIS CONSULTING AND EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 25th day of July, 2008, by and between Triarc Companies, Inc., a Delaware corporation (“Triarc”), and J. David Karam, an individual (the “Executive").

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.      Triarc desires that Executive be engaged by Triarc to perform consulting services from the date hereof through the Effective Date (as defined below) in anticipation of the completion of the Merger (as defined in the Merger Agreement (defined below)). In addition, subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger among Triarc, Green Merger Sub, Inc. and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”) , dated as of April 23, 2008, as may be amended, modified or supplemented from time to time, (the “Merger Agreement”) (the date of such consummation, the “Effective Date”), Triarc desires the Executive to be employed by Wendy’s following the consummation of the Merger.

B.      The Executive desires to accept such consulting role and such subsequent employment on such terms and conditions.

C.      This Agreement shall govern the consulting relationship between Triarc and the Executive, and the employment relationship following the Merger between the Executive and Wendy’s and its subsidiaries and affiliates from and after the date hereof and supersedes and negates all previous agreements with respect to such relationship. The employment relationship is being entered into in connection with the Merger and the integration of the business of Triarc and Wendy’s.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1	Retention and Duties.

1.1

Retention. Triarc does hereby engage the Executive as a special consultant for the period from the date hereof through the earliest of (a) the Effective Date, (b) the termination or abandonment of the Merger Agreement, (c) December 31, 2008 and (d) termination of the consultancy period pursuant to Section 5.1 (the “Consulting Period”). The Executive does hereby accept and agree to such engagement as a consultant, on the terms and conditions expressly set forth in this Agreement. In addition, Wendy’s does hereby hire and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring and employment, on the terms and conditions expressly set forth in this Agreement.

1.2

Duties. During the Consulting Period, the Executive shall perform such consulting and advisory services as requested from time to time by the Board of Directors of Triarc (the “Triarc Board”) and the Chief Executive Officer of Triarc (the “Triarc CEO”). It is contemplated that such consulting services shall be related primarily to the integration of the Triarc and Wendy’s businesses in connection with the transactions contemplated by the Merger Agreement, as well as the strategic direction of Wendy’s following the consummation of the Merger pursuant to the Merger Agreement. The Executive shall report solely to the Triarc CEO during the Consulting Period. During the Period of Employment, the Executive shall serve Wendy’s as its sole President and shall have the powers, authorities, and duties of management usually vested in the office of the president of a corporation of a similar size and nature to Wendy’s, subject to the legal directives of the Triarc Board in exercising its general oversight function, the Triarc CEO and the Chief Executive Officer of Wendy’s (the “Wendy’s CEO”). The Executive shall report solely to the Wendy’s CEO and the Triarc CEO during the Period of Employment.

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1.3

Commitment. During the Consulting Period, the Executive shall devote as much time as necessary to perform the consulting services. It is anticipated that the Executive would devote such time as reasonably requested by the Triarc CEO, which is expected to be approximately eight (8) days per month, to the consulting services. During the Period of Employment, the Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for Wendy’s (and it is acknowledged that such duties shall also consist of continuing to assist with the integration of the business of Wendy’s and Triarc). Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from (i) serving on such boards of directors of other business entities that are not competitors of Triarc (during the Consulting Period) or of Triarc or Wendy’s (during the Period of Employment), (ii) engaging in a reasonable level of charitable activities and community affairs, including serving on charitable boards of directors or the equivalent, and (iii) managing his personal investments and affairs (including, those identified on Exhibit B); provided however with respect to clauses (i), (ii) and (iii) that such activities do not materially interfere with the discharge of the Executive’s duties for Triarc or Wendy’s as the case may be.

1.4

Independent Contractor during Consulting Period. The Executive and Triarc acknowledge that during the Consulting Period: (i) the Executive is an independent contractor (and not (and shall not hold himself out as) an employee) of Triarc or its affiliates, (ii) the Executive shall not have any right to act for, represent or otherwise bind Triarc or its affiliates in any manner, (iii) the Executive shall not be entitled to participate in any employee benefit plans or programs of Triarc or its affiliates and (iv) the Executive shall be responsible for all taxes (including self-employment taxes) in respect of compensation payable hereunder during the Consulting Period.

2.

Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third (3rd) anniversary of the Effective Date (the “Expiration Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Expiration Date and each anniversary of the Expiration Date unless either party gives notice, in writing, one hundred twenty (120) days prior to the Expiration Date or such anniversary, that the Period of Employment shall not be extended (or further extended, as the case may be) (any such notice, a “Nonrenewal Notice”). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Notwithstanding the foregoing, the Consulting Period and the Period of Employment is subject to earlier termination as provided below in Section 5 of this Agreement.

3.	Compensation.
3.1

Consulting Fees. For all services provided by the Executive during the Consulting Period, the Executive shall receive a consulting fee of $25,000 per month, payable no less frequently than semi-monthly in arrears.

3.2

Base Salary. The Executive’s base salary during the Period of Employment (the “Base Salary”) shall be paid in accordance with Wendy’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of nine hundred thousand dollars ($900,000). Wendy’s will review the Executive’s Base Salary at least annually and, after such review, may increase (but not decrease) the Executive’s Base Salary from the level then in effect.

3.3

Incentive Bonus. The Executive shall be eligible to earn an annual bonus for each fiscal year of Wendy’s ending during the Period of Employment (each, an “Incentive Bonus”) as follows: (i) a “target” level bonus equal to 100% of the Executive’s Base Salary for such fiscal year if Wendy’s achieves the target performance goals set by the Compensation Committee of the Triarc Board or the Performance Compensation Subcommittee of the Triarc Board, as appropriate (collectively, the “Compensation Committee”), for such fiscal year (a “Target Bonus”), (ii) a “stretch” level bonus equal to 200% of Executive’s Base Salary for such fiscal year if Wendy’s achieves or exceeds the stretch performance goals set by the Compensation Committee for such fiscal year and (iii) a guaranteed annual bonus in respect of the 2009 fiscal year of Wendy’s equal to 50% of the Executive’s Base Salary for such fiscal year, provided the Executive remains employed with Wendy’s through December 31, 2009. Each Incentive Bonus is to be paid at the time and in accordance with the terms of the bonus plan for similarly situated employees of Wendy’s, provided that, except as otherwise provided below in Section 5, as a condition precedent to any bonus entitlement the Executive must remain in employment with Wendy’s at the time that the Incentive Bonus is paid. The applicable performance criteria and goals for the “target” and “stretch” Incentive Bonus for each fiscal year shall be determined by the Compensation Committee in consultation with the Executive within the first 90 days of such fiscal year.

3.4

2008 Pro Rata Bonus. Notwithstanding Section 3.3, the Executive shall be entitled to a pro-rata bonus in respect of Wendy’s 2008 fiscal year based on the number of days worked during the Period of Employment at a rate equal to the Target Bonus, such bonus to be paid no later than March 15, 2009.

3.5

Equity Incentive Grant. On or prior to the Effective Date, the Executive shall be granted a 10-year option to purchase one-million six hundred thousand (1,600,000) shares of Triarc Class A common stock (the “Option”) pursuant to the Wendy’s 2007 Stock Incentive Plan, effective as of the Effective Date. The Option shall vest over a four-year period, 25% on each anniversary of the Effective Date, provided, that, except as otherwise provided herein or in the applicable plan or award agreement, the Executive remains employed by Wendy’s as of each such vesting date. Notwithstanding anything to the contrary in the Wendy’s 2007 Stock Incentive Plan (the “SIP”), (i) upon a Change in Control (as defined in Section 5.6), the Option shall immediately vest in full and become exercisable, (ii) Section 6.7 of the SIP (“Buy Out of Option Gains”) shall be applicable to the Option solely with respect to any transaction that would constitute a Change in Control (as defined in the SIP) and the payment of the buy out amount shall be the excess, if any, of the Fair Market Value (as defined below) of the Shares (as defined in the SIP) covered by the Option over the exercise price of the Option as of the date of the transaction that constitutes the Change in Control (as defined in the SIP) and in which other senior executives of Wendy’s are being treated similarly with respect to stock options. For purposes of this section, Fair Market Value shall mean the mean of the high and low prices at which Shares are traded on the New York Stock Exchange on the date of the Change in Control transaction, except where the Change in Control involves the exchange by holders of Triarc common stock for cash, securities or other property, in which case Fair Market Value shall mean the cash and securities or other property received by other holders of Triarc common stock in respect of such Triarc common stock; and (iii) the vested portion of the Option may be exercised by a cashless exercise procedure through a registered broker-dealer. The exercise price of the Option shall be the fair market value of a share of Triarc Class A common stock on the Effective Date. The other terms of the Option will be customary for grants to other senior executives under such plan. During each year of the Period of Employment, the Compensation Committee shall, in its discretion, consider the Executive for additional grants of options or other equity-based awards.

4.	Benefits.
4.1	Consulting Period. During the Consulting Period, the Executive shall not participate in any benefit plans (or otherwise receive any fringe or perquisite benefits) of Triarc and its affiliates.
4.2

Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee benefit plans and programs of Wendy’s (including but not limited to, all pension, retirement, fringe benefit and health and welfare plans, SERP, deferred compensation plans, supplemental long term disability plan and perquisites generally made available to other senior executives of Wendy’s as Wendy’s may maintain from time to time) on a basis not less favorable to the Executive than the terms and conditions of such plans and programs generally available to other senior executives of Wendy’s from time to time. Executive will be entitled to four (4) weeks of annual paid vacation for each calendar year within the Period of Employment (prorated for 2008 to reflect actual days employed by Wendy’s in 2008).

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4.3

Reimbursement of Business Expenses. Wendy’s or Triarc, as the case may be, shall promptly reimburse the Executive for all reasonable business expenses the Executive incurs during the Period of Employment and the Consulting Period, as the case may be, in connection with carrying out the Executive’s duties hereunder (subject to provision of reasonable documentation in accordance with Triarc’s or Wendy’s policies, as applicable).

4.4

Other Benefits. In addition to the other benefits set forth herein, during the Period of Employment, the Executive shall be entitled to receive a car allowance to lease, operate and maintain an automobile of the Executive’s choosing consistent with such benefits made available to other senior executives of Wendy’s or Triarc.

5.	Termination.
5.1

Termination of Consultancy. Either Triarc or the Executive may terminate the Executive’s engagement by Triarc, and the Consulting Period, on thirty (30) days’ advance written notice to the other, at any time for any reason. In such event, the Executive shall be entitled to any consulting fees that had accrued but not been paid on or before termination, plus any reimbursement due to the Executive pursuant to Section 4.3 for expenses incurred on or before termination.

5.2

Termination of Employment by Wendy’s. The Executive’s employment by Wendy’s and the Period of Employment may be terminated by Wendy’s: (i) with Cause (as defined in Section 5.6), or (ii) with no less than thirty (30) days’ advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s Disability (as defined in Section 5.6). The Executive’s employment by Wendy’s, and the Period of Employment, shall automatically terminate upon the Executive’s death.

5.3

Termination of Employment by the Executive. The Executive’s employment by Wendy’s, and the Period of Employment, may be terminated by the Executive: (i) for Good Reason (as defined in Section 5.6), or (ii) for any reason with no less than thirty (30) days’ advance notice to Wendy’s.

5.4

Benefits upon Termination. If the Executive’s employment with Wendy’s and the Period of Employment terminates (the date of such termination is referred to as the “Severance Date”), Wendy’s shall pay or provide, as the case may be, to the Executive, the following:

(a) Wendy’s shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.6); and

(b)    If the Executive’s employment is terminated by Wendy’s without Cause (other than for death or Disability) or by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

(i)    Wendy’s shall pay (as severance pay) the Executive a lump sum cash amount equal to two times his Base Salary (at the highest annualized rate in effect at any time during the Period of Employment) and two times his Target Bonus (collectively the “Severance Payment”) in addition to the Accrued Obligations.

(ii)     Wendy’s shall pay as and when due, the Executive’s cost for the continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the eighteen (18) month period following the Severance Date, for the Executive and his dependents covered under any group health plans or life insurance plans of Wendy’s, as applicable, immediately prior to the termination of the Executive’s employment with Wendy’s.

(iii)     Each stock option, restricted stock award, and other stock and stock-based awards granted to the Executive, to the extent outstanding and not otherwise fully vested immediately prior to the termination of the Executive’s employment with Wendy’s, shall become fully vested upon (or as necessary to give effect to such acceleration, immediately prior to) such termination of employment and any such stock option or similar award, as accelerated, shall remain outstanding and exercisable until the earlier of (a) one (1) year following such termination of employment and (b) the scheduled expiration date of such stock option or similar award.

(c)    If the Executive’s employment is terminated by reason of his death or Disability, the Executive (or his estate in the event of his death) shall be entitled to the following benefits: Each stock option, restricted stock award, and other stock and stock-based awards granted to the Executive, to the extent outstanding and not otherwise fully vested immediately prior to the termination of the Executive’s employment with Wendy’s, shall become fully vested upon (or as necessary to give effect to such acceleration, immediately prior to) such termination of employment and any such stock option or similar award, as accelerated, shall remain outstanding and exercisable until the earlier of (a) one (1) year following such termination of employment and (b) the scheduled expiration of such stock option or similar award.

The foregoing provisions of this Section 5.4 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Wendy’s welfare benefit plan; or (ii) the Executive’s receipt of benefits otherwise due in accordance with the terms of Wendy’s benefit plans and programs.

(d)    It is intended that any amounts payable under this Agreement and Triarc’s, Wendy’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto, together “Section 409A”), so as not to subject the Executive to payment of any tax, penalty or interest under Section 409A. To the extent that any amount payable under any Wendy’s benefit plan or agreement would trigger any additional tax, penalty or interest imposed by Section 409A, Wendy’s shall use reasonable efforts to modify such plan or agreement to the minimum extent necessary to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

Any Accrued Obligations shall be paid to the Executive upon or promptly following (and in no event later than ten (10) days after) the Executive’s Separation from Service (as defined in Section 5.6). The lump sum cash payments (if any) required in the circumstances under this Section 5.4 shall be paid upon or promptly following (and in no event later than ten (10) days after) the Executive’s Separation from Service; provided, however, that if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to this Section 5.4 until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within ten (10) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within ten (10) days after the date of the Executive’s death).

Notwithstanding anything to the contrary in this Agreement, neither Triarc, Wendy’s nor any of their affiliates shall be liable to indemnify, or otherwise be responsible for any tax, penalty or interest imposed on, the Executive under Section 409A.

Any severance payments or benefits under Section 5.4(b) hereof shall be conditioned upon the Executive having provided a waiver and general release of claims in favor of Triarc, Wendy’s and their subsidiaries and affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing in the form attached hereto as Exhibit C, that has become effective and irrevocable in accordance with its terms. Upon termination of the Executive’s employment for any reason, and regardless of whether the Executive continues as a consultant to Wendy’s or its affiliates, upon Wendy’s request the Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the any board of directors (or committee thereof) of Wendy’s or any of its affiliates to the extent Executive is then serving thereon.

5.5

No Duty to Mitigate. Triarc, Wendy’s and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to this Agreement shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.6	Certain Defined Terms.
(a) As used herein, “Accrued Obligations” means:
(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)     any Incentive Bonus that had been earned but unpaid as of the Severance Date for any completed fiscal year, even if the Executive is no longer employed with Wendy’s or any of its affiliates after the completion of such fiscal year; and

(iii) any reimbursement due to the Executive pursuant to Section 4.3 for expenses incurred by the Executive on or before the Severance Date.

(b)     As used herein, “Cause” shall mean the Executive’s (i) commission of any  act of fraud or gross negligence in the course of his employment that, in the case of gross negligence, has a material adverse effect on the business or financial condition of Wendy’s or any of its affiliates; (ii) willful material misrepresentation at any time to the Triarc Board, the Triarc CEO or the Wendy’s CEO; (iii) the willful failure or refusal to comply with any of Executive’s material obligations hereunder or to comply with a reasonable and lawful instruction of the Triarc Board, the Triarc CEO or the Wendy’s CEO which failure to comply with such instruction continues for a period of 10 days after Executive’s receipt of written notice identifying in reasonable detail the objectionable action or inaction; (iv) engagement in any conduct or the commission by Executive of any act that is, in the reasonable opinion of the Triarc Board, materially injurious or detrimental to the substantial interest of Wendy’s or any of its affiliates; (v) indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which he may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of Wendy’s or Triarc furnished to Executive that, if not complied with, could reasonably be expected to have a material adverse effect on the business of Wendy’s or any of its affiliates; or (vii) any willful and material failure to comply with Wendy’s or Triarc’s policies regarding insider trading; provided however, that with respect to clauses (iv) and (vi) above, the Executive shall be provided with written notice by the Company of the condition claimed to constitute “Cause” under clauses (iv) or (vi) and if such condition is capable of a remedy, the Executive shall be provided with a 10 day period after such notice to remedy the condition.

(c)     As used herein, “Change in Control” shall mean (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors ("Company Voting Securities"), or (ii) a majority of the directors of the Company being individuals who are not nominated by the board of directors of Triarc. Notwithstanding the foregoing, (x) the acquisition of any portion of the combined voting power of the Company Voting Securities by Nelson Peltz or Peter May or any Person Controlled By Nelson Peltz or Peter May shall in no event constitute a Change in Control and (y) the merger, consolidation or sale of assets of the Company or any Subsidiary with or to Nelson Peltz or Peter May or any Person Controlled By Nelson Peltz or Peter May shall in no event constitute a Change in Control. For purposes of the preceding sentence, “Controlled By” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of any Person (as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, any sale of securities by the Company, or any direct or indirect parent of the Company, pursuant to a securitization, or public offering, as the case may be, shall in no event constitute a Change in Control. For purposes of this Section 5.6(c) "Company" shall refer to Triarc or Wendy's.

(d)     As used herein, “Good Reason” shall mean the occurrence of any of the following conditions without the Executive’s written consent:  (i) a material reduction in Executive’s responsibilities as President of Wendy’s; (ii) a requirement that Executive report to any person other than the Triarc Board or Triarc CEO or Wendy’s CEO; (iii) a reduction in Executive’s then current base salary or Target Bonus; (iv) relocation to a work situs not in the Columbus, Ohio greater metropolitan area; (v) a failure of Wendy’s (following the assignment as set forth in Section 9) to obtain the agreement from any successor to Wendy’s to assume and perform this Agreement or (vi) a material and continuing breach of this Agreement or any stock option award agreement or other equity based award agreement between the Executive and Triarc, Wendy’s or their respective affiliates, by Wendy’s or Triarc, as applicable; provided that with respect to clauses (i), (ii), (iii), (iv), (v) and (vi) a Good Reason event shall only be deemed to have occurred if, no later than thirty (30) days following the time Executive learns of the circumstances constituting a Good Reason event, Executive provides written notice to Wendy’s containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to Wendy’s, Wendy’s has failed to cure such circumstances.

(e)     As used herein, “Disability” shall mean Executive’s inability to perform all or a substantial part of Executive’s duties or responsibilities on account of such illness which renders the Executive unable to perform the essential functions of his employment with Wendy’s, 90 consecutive calendar days or for an aggregate of 150 calendar days during any consecutive nine-month period.

(f)     As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with Wendy’s that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.7

Notice/Method of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and, if the termination is a termination by Wendy’s for Cause or a termination by the Executive for Good Reason, shall state in reasonable detail the facts and circumstances that purport to constitute grounds for such Cause or Good Reason, as applicable. A determination to terminate the employment of the Executive for any reason shall only be effected at the direction of and with concurrence of the Triarc Board.

5.8	Section 280G Gross-Up. The Executive shall be covered by the tax gross-up provisions set forth in Exhibit A hereto, incorporated herein by this reference.
6.	Restrictive Covenants.

6.1

Confidential Information. The Executive acknowledges and agrees that in the course of the Executive’s engagement as a consultant to Triarc, and employment with Wendy’s, the Executive will receive and have access to “trade secrets” as defined in the Uniform Trade Secrets Act and other information that is confidential and/or proprietary to Triarc or Wendy’s or their affiliates and subsidiaries (collectively, the “Brands”), including, but not limited to, information relating to strategic and other business plans, strategies processes and policies, records, recipes, menus, pricing, techniques, consumer requirements, consumer preferences, finances, operations, marketing, franchises, and business techniques and methods, organizational structures, strategies, processes and policies and other confidential information, which information is highly valuable, special and unique to the Brands, is maintained as confidential by the Brands, is not available to the Brands’ competition and/or the general public, and the disclosure of which would cause the Brands serious competitive harm and loss of profits and goodwill (hereinafter “Confidential Information”). The Executive agrees that he shall not, at any time, use, disclose, in whole or in part, to third parties, or otherwise misappropriate such Confidential Information either while engaged by Triarc or employed by Wendy’s or at any time thereafter, except with the express written consent of Wendy’s or Triarc or unless compelled by subpoena or court order, in which case the Executive will give Wendy’s reasonable advance notice (to the extent he is reasonably able to do so and still comply with such subpoena or court order) of the information required to be provided under such subpoena or court order. All files, records, documents, information, data and similar items relating to the business of the Brands, shall remain the property of Wendy’s or Triarc and shall not be removed from the premises of Wendy’s or Triarc without the prior written consent of Wendy’s or Triarc and in any event shall be promptly delivered to Triarc as requested by Wendy’s. Notwithstanding anything else to the contrary in this Agreement, the Executive shall be entitled to retain (i) papers, electronic files, and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, non-business contacts (whether in hardcopy or computerized format), personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that the Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to the Executive’s compensation, or employment or termination thereof.

6.2

Restriction on Competition. The Executive acknowledges and agrees that the Confidential Information the Executive acquired (during the Consulting Period and/or the Period of Employment) regarding the Brands will enable the Executive to injure Brands if the Executive should compete with Wendy’s. Therefore, the Executive agrees that, from the date hereof through: (i) if the Executive’s employment with Wendy’s and the Period of Employment is terminated by Wendy’s without Cause or by the Executive for Good Reason, the twenty four (24) month anniversary of the Severance Date; (ii) if the Executive’s employment with Wendy’s and the Period of Employment is terminated by Wendy’s for any other reason (including by Wendy’s for Cause or by the Executive without Good Reason) or if the Executive’s engagement with Triarc, and the Consulting Period, is terminated for any reason prior to the completion of the Merger, the one year anniversary of the Severance Date or, as applicable, the one-year anniversary of the date of cessation of the consulting relationship (the applicable end of the limitations period, the “End Date”), the Executive shall not, directly or indirectly, on his own behalf or on behalf of any third party, as an employee, officer, director, partner, employee, consultant, franchisor, franchisee or in any other capacity, invest (other than investments in publicly traded companies which constitute not more than 2% of the voting securities of any such company) or engage in any business in whatever form that is competitive with the business of Wendy’s and Triarc and their respective affiliates. This restriction includes, without limitation, (i) any business engaged in drive through or counter food service restaurant business typically referred to as “Quick Service” restaurants (such as Burger King, McDonald’s, Jack in the Box, etc.), for which revenues from the sale of hamburgers, sandwiches (including wraps) and salads represents at least 50% of total revenues from the sales of food items (excluding beverages) and also includes any business engaged in real estate development for such Quick Service businesses and (ii) Yum! Brands, Inc. or its brands and each of its subsidiaries. Notwithstanding anything to the contrary herein, this restriction shall not prohibit the Executive from (i) accepting employment, operating or otherwise becoming associated with a Brand franchisee, but only in connection with activities associated with the operation of a Brand franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein, (ii) investing or maintaining an investment in Triarc or any subsidiary thereof, (iii) maintaining the relationships and conducting activities related thereto with the entities specified on Exhibit B hereto, or (iv) accepting employment, operating or otherwise becoming associated with a “Quick-Service” restaurant business of a brand that has less than 100 outlets system-wide (including both franchised outlets and franchisor-operated outlets). The geographical boundary for the restrictions contained herein shall be the Continent of North America.

6.3

Non-Solicitation of Employees. Executive agrees that, from the date hereof through the End Date, he shall not, directly or indirectly, on his own behalf or on behalf of any third party, solicit, contact, hire or otherwise encourage any individual then employed with Brands or who was employed by the Brands within the six (6) months immediately preceding any such solicitation, contact, hiring or encouragement, to leave his or her employment with the Brands or accept employment with any other employer or enterprise, nor shall the Executive in any manner knowingly assist any third party in any such activity. The Executive acknowledges that any attempt on the part of the Executive to induce others to leave the Brands’ employ, or any effort by the Executive to interfere with the Brands relationships with their other employees, would be harmful and damaging to the Brands.

6.4

Understanding of Covenants. The Executive acknowledges and agrees that the covenants contained herein, specifically including, without limitation, the duration and geographical boundaries of the non-competition provisions, are reasonable and necessary to protect the goodwill, trade secrets, and other legitimate business interests of the Brands and to protect the Brands from unfair competition. The Executive further acknowledges and agrees that enforcement of the covenants contained herein will cause the Executive no undue hardship. The period during which the restrictive covenants of this Section 6 apply shall be tolled during (and shall be deemed automatically extended by) any period in which the Executive is in violation of the provisions of such restrictive covenants. The Executive acknowledges that Triarc, Wendy’s and their subsidiaries and affiliates each has a legitimate business interest and right in protecting its Confidential Information (as defined above), business strategies, employee and customer relationships and goodwill, and that they would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of their business strategies, employee and customer relationships and goodwill. The Executive acknowledges that the Executive is being provided with significant additional consideration (to which Executive is not otherwise entitled) including, but not limited to, the Option granted pursuant to this Agreement to induce the Executive to enter into this Agreement. The Executive further acknowledges that although his compliance with the covenants contained in Sections 6 and 7 may prevent him from earning a livelihood in a business similar to the business of Triarc and Wendy’s and their subsidiaries and affiliates, the Executive’s experience and capabilities are such that he has other opportunities to earn a livelihood and adequate means of support for him and his dependents.

7.

Nondisparagement. The Executive shall not, whether in writing or orally, malign, denigrate or disparage Triarc, Wendy’s or their affiliates or any of their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Triarc and Wendy’s shall not, whether in writing or orally, malign, denigrate or disparage Executive, with respect to any of his past or present activities, or otherwise publish statements that tend to disparage Executive. Nothing contained herein shall or shall be deemed to prevent or impair executive and the senior officers and directors of Triarc from testifying, to the extent that either he or she reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested (or from otherwise complying with legal requirements).

8.

Withholding Taxes. Notwithstanding anything else herein to the contrary, Wendy’s may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.

Assignment. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of Triarc or Wendy’s with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Triarc and Wendy’s, as applicable hereunder. Notwithstanding the preceding sentence, it is acknowledged and agreed that upon or immediately following the Effective Date, Triarc has the right to, and shall, assign this Agreement and Executive’s employment hereunder to Wendy’s and (i) such assignment shall be in full force and effect and shall not constitute grounds for Good Reason and (ii) upon such assignment Triarc shall be released from any obligations arising under this Agreement.

10.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
11.

Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, irrespective of its conflict of laws rules.

13.

Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, however, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 6 or 7 (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.

Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

15.

Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties hereto.

16.

Indemnification. Upon or promptly following the Effective Date, the Executive and Wendy’s shall enter into an Indemnification Agreement, substantially in the form attached as Exhibit D, to be effective upon the Effective Date. During the Consulting Period, Triarc shall indemnify the Executive for any third party claims made against the Executive in connection with the provision of his consulting services to Triarc under this Agreement, except to the extent that such claim arises from the gross negligence or willful misconduct of the Executive. For the avoidance of doubt, the Executive shall not be indemnified with respect to any claim brought or made by the Executive, unless such claim was approved or ratified by the Triarc Board.

17.

Legal Fees. Triarc shall reimburse the Executive up to $50,000 for all legal fees and related expenses reasonably and in good faith incurred by the Executive in connection with the negotiation and execution of this Agreement and any related agreements. Notwithstanding anything to the contrary herein, this Section 17 shall specifically survive any termination of this Agreement and shall be applicable regardless of whether the Period of Employment has commenced or will ever commence.

18.

Public Statements. Prior to the Effective Date, Triarc shall consult with and provide the Executive reasonable opportunity to review and comment upon any press release, public statement, public document (including any SEC, or any other Triarc regulatory related document), or comment prior to the issuance of such communication relating to Executive or this Agreement.

Notwithstanding anything to the contrary herein, this Section 18 shall specifically survive any termination of this Agreement or Period of Employment and shall be applicable regardless of whether the Period of Employment has commenced or will ever commence.

19.

Authorization of the Documents; No Conflicts. Triarc has, and upon the assignment of this Agreement to Wendy’s, Wendy’s will have, respectively, all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Triarc of this Agreement has been duly authorized by all requisite corporate and stockholder action of Triarc and its stockholders, and this Agreement constitutes a valid and binding obligation of Triarc enforceable against Triarc in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles. The execution, delivery and performance by Wendy’s of an instrument whereby this Agreement is assigned to and assumed by Wendy’s will have been duly authorized by all requisite corporate and stockholder action of Wendy’s and its stockholders, and upon such assignment, this Agreement will constitute a valid and binding obligation of Wendy’s enforceable against Wendy’s in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles. Triarc’s execution, delivery and performance of this Agreement, its consummation of the transactions contemplated hereby and its compliance with the provisions hereof will not violate any provision of any law applicable to Triarc or any of its properties or assets. Wendy’s execution, delivery and performance of an instrument whereby this Agreement is assigned to and assumed by Wendy’s, Wendy’s consummation of the transactions contemplated hereby and its compliance with the provisions hereof will not violate any provision of any law applicable to Wendy’s or any of its properties or assets.

The Executive represents, warrants and covenants that as of the date hereof: (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations hereunder during or after the Consulting Period and Period of Employment and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

Prior to execution of this Agreement, the Executive was advised by Triarc of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, he is not relying on any statements or representations made by any of the directors, officers, employees or agents of Triarc, Wendy’s or their affiliates which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

20.

Cooperation. The Executive agrees that, upon reasonable notice and without the necessity of Triarc, Wendy’s and their affiliates obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted, which relates to events occurring during Executive’s employment with Triarc Wendy’s and their affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to Triarc, Wendy’s or its designee and/or providing testimony at depositions and at trial and help in preparation of legal documentation and providing affidavits), provided that with respect to such cooperation occurring following termination of employment, Triarc or Wendy’s shall reimburse the executive for expenses reasonably incurred in connection therewith and shall provide a reasonably hourly fee for time spent relating to such cooperation, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

21.

No Construction Against Drafter. No provision of this agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

22.

Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23.

Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (without the necessity of showing economic loss or other actual damage) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Ohio or in a State court in Ohio, this being in addition to any other remedy to which they are entitled at law or in equity. The preceding sentence shall not be construed as a waiver of the rights that Triarc, Wendy’s and their affiliates may have for damages under this Agreement or otherwise, and all of their rights shall be unrestricted. Without limiting the generality of the foregoing, notwithstanding the fact that any provision of Section 6 is determined not to be specifically enforceable, Triarc and its affiliates will nevertheless be entitled to recover monetary damages as a result of the Executive’s breach of such provision. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any such Federal or State court if any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Ohio or an Ohio State court. However, nothing herein shall preclude any party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section or enforcing any judgment obtained by such party. The agreement of the parties to the forum described in this Section is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 24. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this sentence and the preceding sentence.

Each party shall bear its own costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement, except to the extent that applicable law allows a prevailing party to collect such costs and/or expenses from the other party and the court in fact awards such costs and/or expenses to such party.

24.

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i)	if to Triarc:

Triarc Companies, Inc.

1155 Perimeter Center West

Atlanta, Georgia 30338

Facsimile: (678) 514- 5344

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Paul D. Ginsberg, Esq.

Lawrence I. Witdorchic, Esq.

Facsimile: (212) 492-0131

                  (212) 492-0237

(ii)	if to the Executive:

J. David Karam

At the last known address in Triarc’s or Wendy’s records

_______________

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Facsimile: (212) 326-2061

Attention: Ilan Nissan, Esq.

(b)         Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 24 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

25.

Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile and electronic image scan (pdf), each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

26.	Code Section 409A.

To the extent that any benefits pursuant to Section 5.4 or reimbursements pursuant to Section 4.3 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive promptly, and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Section 5.4 and Section 4.3 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

IN WITNESS WHEREOF, Triarc and the Executive have executed this Agreement as of July 25, 2008.

“TRIARC”

TRIARC COMPANIES, INC.

a Delaware corporation

By: /s/ ROLAND C. SMITH

Name: Roland C. Smith

Title: Chief Executive Officer

“EXECUTIVE”

/s/ J. DAVID KARAM

J. David Karam

EXHIBIT A

TAX GROSS-UP PROVISIONS

1.	Gross-Up Payment.

(a) In the event it is determined that the payments and benefits that Executive receives pursuant to Section 5.4(b)(i) and Section 5.4(b)(ii) of the Agreement (collectively, the “Protected Severance”) are equal to or less than the Safe Harbor Amount (as defined below), then the Executive shall not receive any Gross-Up Payment (as defined below).

(b) In the event that it is determined that both (i) there is an Excise Tax (as defined below) and (ii) the Protected Severance is greater than the Safe Harbor Amount then the Accounting Firm (as defined below) shall determine the amount of the Excise Tax as if the Protected Severance was the only payments or benefits subject to the Excise Tax, and, within ten (10) days after such determination or final determination, as the case may be, Wendy’s shall pay to the Executive (or to the applicable taxing authority on the Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes (but excluding any excise taxes imposed under Section 409A(as defined below) imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Protected Severance. For the avoidance of doubt, the Gross-Up Payment, if any, shall only be made on the excess, if any, of the Protected Severance over the Base Amount (as defined below). This provision is intended to put the Executive in the same position as the Executive would have been in had no Excise Tax been imposed upon or incurred solely as a result of the Protected Severance but not with respect to any payments or benefits made other than the Protected Severance, including but not limited to Section 5.4(b)(iii) of the Agreement. Annex A provides examples of how the Gross-Up Payment shall be calculated and is provided for illustrative purposes only.[1]

_________________________

1  Annex A will not be filed with the Agreement and is for illustrative purposes only.

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(c) The term “Excise Tax” means the excise tax that would have been imposed on any payment, distribution, transfer, or benefit by Wendy’s, or a direct or indirect subsidiary or affiliate of Wendy’s to or for the benefit of the Executive or the Executive’s dependents, heirs or beneficiaries, by Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”) or any interest, penalty or addition to tax (but excluding any tax under Section 409A of the Internal Revenue Code, (“Section 409A”)) is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”) The term “Safe Harbor Amount” means three (3) times the Executive’s “Base Amount” (as defined in Section 280G(b)(3)(A) of the Code) minus $1.00.

2.	Determination of Gross-Up.

(a)    Except as provided in Section 3, the determination that the Protected Severance is subject to an Excise Tax shall be made in writing by the principal certified public accounting firm then retained by Wendy’s to audit its annual financial statements (the “Accounting Firm”). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on Wendy’s and the Executive.

(b)    For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Executive’s residence on the date that the Protected Severance is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

3.	Notification.

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(a) The Executive shall notify Wendy’s in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by Wendy’s of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) days after the Executive receives written notice of such claim and shall apprise Wendy’s of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 15-day period shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit A except to the extent of actual damages suffered by Wendy’s as a result of such failure. The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to Wendy’s (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If Wendy’s notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Executive shall:

(1)	give Wendy’s any information reasonably requested by Wendy’s relating to such claim;
(2)

take such action in connection with contesting such claim as Wendy’s shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Wendy’s;

(3)	cooperate with Wendy’s in good faith in order effectively to contest such claim; and
(4)	permit Wendy’s to participate in any proceedings relating to such claim;

provided, however, that Wendy’s shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

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(b) Without limitation on the foregoing provisions of this Section 3, Wendy’s shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Wendy’s shall determine; provided, however, that if Wendy’s directs the Executive to pay such claim and sue for a refund, Wendy’s shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive, and Wendy’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

(c) If, after receipt by the Executive of an amount advanced by Wendy’s pursuant to Section 3, the Executive receives any refund with respect to such claim, the Executive shall (subject to Wendy’s compliance with the requirements of this Exhibit A) promptly pay to Wendy’s an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such advance, after giving effect to such repayment.

(d) For purposes of this Exhibit A, whether the Excise Tax is applicable to the Protected Severance shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the 15-day period referred to in Section 3(a) if Wendy’s or the Executive’s employer has not notified the Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Executive of notice from Wendy’s that it no longer seeks to pursue a contest (which shall be deemed received if Wendy’s does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to the Executive that Wendy’s intends to continue to pursue such contest).

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4.

Underpayment and Overpayment. It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 2. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment. In the event of an Overpayment, the Executive shall promptly pay to Wendy’s the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Executive to Wendy’s. The Executive shall make such payment to Wendy’s as soon as administratively practicable after Wendy’s notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

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EXHIBIT B

The Executive has certain personal investments as set forth below.

1.     On or prior to the 30th calendar day following the commencement of the Period of Employment, the Executive will resign from his position as president of the company listed in section 1 of the Disclosure Letter delivered by the Executive to the Company as of the date hereof (the “Disclosure Letter”). The Executive may remain on the board of directors during the Period of Employment. Following the first 30 calendar days of the Period of Employment, the Executive will not become involved in the day to day operations of this company, whether as an employee, consultant or otherwise. It is acknowledged that the Executive may from time to time provide informal strategic advice to the company, solely for so long as the Executive owns in excess of 5% of the company or remains on the board.

2.      The Executive shall completely dispose (by sale or otherwise) of his investment in the companies listed in Section 2 of the Disclosure Letter during the 90 calendar day period commencing with the Period of Employment (the “Disposition”). During such 90 day period, the Executive will not become involved in the day to day operations of these companies, whether as an employee, consultant or otherwise and shall not serve on the board of directors of these companies.

3.      The Executive shall completely dispose (by sale or otherwise) of his investment in the companies listed in Section 3 of the Disclosure Letter during the 90 calendar day period commencing with the Period of Employment (the “Additional Disposition”). During such 90 day period, the Executive will not become involved in the day to day operations of these companies, whether as an employee, consultant or otherwise and shall not serve on the board of directors of these companies.

4.      JDKII Investments. This is a real estate investment company that leases space to subsidiaries of Cedar Enterprises, Inc. The Executive is the sole owner. There are 3 leases in Connecticut and 1 in Washington. The Executive may continue the 4 existing leases on the prevailing market terms but may not enter into additional leases through JDKII Investments with Wendy’s or any of its franchisees.

5.      Cedar Enterprises, Inc. (“CEI”) This is a holding company and franchisee of 134 Wendy’s restaurants. It is expressly acknowledged and agreed that on or prior to the 30th calendar day following the commencement of the Period of Employment, the Executive shall relinquish management of the day to day operations of CEI and its subsidiaries and resign from the Board of Directors of CEI and each of its subsidiaries. For the avoidance of doubt, immediately after the Period of Employment, the Executive shall be able to resume management of the day to day operations of CEI and/or its subsidiaries and serve any role on the Board of Directors of CEI and/or its subsidiaries. CEI. has six subsidiaries: Cedar of New England, SeaWend, Trident Foods, Inc., Wendy’s of Las Vegas, Cedar Realco and Syrus. The Executive shall cause the disposition (by sale or otherwise) of CEI’s direct and indirect interest in Syrus within 90 calendar days following the commencement of the Period of Employment (the “Syrus Disposition”). The Executive may continue to be a passive investor or owner in CEI but following the first 30

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calendar days of the Period of Employment, the Executive will not become involved in the day to day operations of CEI, whether as an employee, consultant or otherwise. It is acknowledged that the Executive may from time to time provide informal strategic advice to CEI, solely for so long as CEI is controlled by the Karam family and its affiliates.

Subject to the terms specified above, including the Executive’s compliance with the (i) Disposition, (ii) Additional Disposition and (iii) the Syrus Disposition, the Executive may continue to retain his passive ownership interest in the entities listed in items 1, 4 and 5 above, and in the case of item 1 above and CEI, may provide informal strategic advice as and to the extent provided above, during the Period of Employment; provided that such ownership and/or the provision of such strategic advice does not materially interfere with the discharge of the Executive’s duties to Triarc or Wendy’s, as applicable.

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EXHIBIT C

GENERAL RELEASE

AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

J. David Karam (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that Consulting and Employment Agreement dated as of July 25, 2008 (the “Employment Agreement”) between the Executive and Triarc Companies Inc., a Delaware corporation (the “Company”), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waives, releases and discharges the Company, Wendy’s International, Inc. and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from (i) any of its obligations to the Executive under any section of the Employment Agreement that by its terms survives the Executive’s termination of employment; (ii) any equity-based awards, to the extent that such awards continue after the termination of the Executive’s employment with the Company in accordance with the terms of such awards (and subject to any period in which to exercise such awards following such termination of employment); (iii) any rights the Executive may have to indemnification and defense under any charter or by-laws, written indemnification agreement (or similar documents) of any member of the Company Group; (iv) any rights that the Executive may have to insurance coverage for losses, damages, or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (v) any claim which may not be released as a matter of law or (vi) any obligations from any individual who is released under this General Release and Covenant Not to Sue arising from any personal

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business relationship with the Executive outside of his employment relationship with the Company, including without limitation, any mortgages or loans. The Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly. In addition, the Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, State or local administrative agency, but the Executive agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive the Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which the Executive does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected the Executive’s decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that he is aware that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Executive to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed, as of the date of this General Release and Covenant Not to Sue, as specifically provided herein. The Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Ohio, applicable to agreements made and to be performed entirely within such State.

ADEA Release. To the extent that the Executive is forty (40) years of age or older, this paragraph shall also apply. The Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days from the date of receipt of this Agreement to consider whether to sign this General Release and Covenant Not to Sue, which he has waived in writing, and the Company agrees that the Executive may cancel this General Release and Covenant Not to Sue (including, without limitation, any and all claims arising under the ADEA) at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified,

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relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto. For the avoidance of doubt, nothing in this General Release and Covenant Not to Sue shall prevent the Executive from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA but no other portion of this General Release and Covenant Not to Sue.

Each of the Executive and the Company acknowledges and agrees that it has entered into this General Release and Covenant Not to Sue knowingly, voluntarily and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. The Executive further acknowledges that he has read the Agreement carefully, has been advised by the Company in writing to, and has in fact consulted with an attorney, and fully understands that by signing below he is giving up certain rights which he may have to sue or assert a claim against any of the Company Group, as described above.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this day of _____, 20__.

J. David Kram

TRIARC COMPANIES, INC.
By:
Name: Title:

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EXHIBIT D

INDEMNIFICATION AGREEMENT

AGREEMENT, made effective as of the _____ day of _________, _____ 1between Wendy’s International, Inc., an Ohio corporation (the "Company") and _______________________ (the "Indemnitee").

WHEREAS, it is essential to the Company and its stockholders to attract and retain qualified and capable directors, officers, employees, trustees, agents and fiduciaries; and

WHEREAS, it has been the policy of the Company to indemnify its directors and officers so as to provide them with the maximum possible protection permitted by law; and

WHEREAS, in recognition of Indemnitee's need for protection against personal liability in order to induce Indemnitee to serve or continue to serve the Company in an effective manner, and, in the case of directors and officers, to supplement or replace the Company's directors' and officers' liability insurance coverage, and in part to provide Indemnitee with specific contractual assurance that the protection promised by the Company's corporate charter and/or corporate by-laws or similar governing documents or the partnership agreements or limited liability company agreements or similar governing documents of partnerships and limited liability companies for which the Company serves or has served as general partner or manager (together, the Company's "Governing Documents") will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Governing Documents or any

_________________________

1  to Draft: This Agreement will be entered into on or promptly following the closing of the merger and will be effective as of the date of the closing of the merger.

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change in the composition of the Company's Board of Directors or any acquisition transaction relating to the Company), the Company, with the prior approval of the Company's sole stockholder, wishes to provide the Indemnitee with the benefits contemplated by this Agreement; and

WHEREAS, as a result of the provision of such benefits Indemnitee has agreed to serve or to continue to serve the Company;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.     Definitions. The following terms, as used herein, shall have the following respective meanings:

(a)     An Affiliate of a specified Person is a Person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term Associate used to indicate a relationship with any Person shall mean (i) any corporation or organization (other than the Company or a Subsidiary) of which such Person is an officer or partner or is, directly, or indirectly, the Beneficial Owner of ten (10) percent or more of any class of Equity Securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (other than an Employee Plan Trustee), (iii) any Relative of such Person, or (iv) any officer or director of any corporation controlling or controlled by such Person.

(b)     Beneficial Ownership shall be determined, and a Person shall be the Beneficial Owner of all securities which such Person is deemed to own beneficially, pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded

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and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on January 1, 2005; provided, however, that a Person shall, in any event, also be deemed to be the Beneficial Owner of any Voting Shares: (A) of which such Person or any of its Affiliates or Associates is, directly or indirectly, the Beneficial Owner, or (B) of which such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner), or (C) of which any other Person is, directly or indirectly, the Beneficial Owner if such first mentioned Person or any of its Affiliates or Associates acts with such other Person as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company; and provided further, however, that (i) no director or officer of the Company, nor any Associate or Affiliate of any such director or officer, shall, solely by reason of any or all of such directors and officers acting in their capacities as such, be deemed for any purposes hereof, to be the Beneficial Owner of any Voting Shares of which any other such director or officer (or any Associate or Affiliate thereof) is the Beneficial Owner and (ii) no trustee of an employee stock ownership or similar plan of the Company or any Subsidiary ("Employee Plan Trustee") or any Associate or Affiliate of any such

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Trustee, shall, solely by reason of being an Employee Plan Trustee or Associate or Affiliate of an Employee Plan Trustee, be deemed for any purposes hereof to be the Beneficial Owner of any Voting Shares held by or under any such plan.

(c)     Change in Control shall be deemed to have occurred if (A) any Person (other than (i) the Company or any Subsidiary, (ii) any pension, profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (iii) Nelson Peltz (“Peltz”), Peter W. May (“May”) or any Affiliate or Associate of Peltz or May) is or becomes, after the date of this Agreement, the Beneficial Owner of 20% or more of the total voting power of the Voting Shares, (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election or appointment by the Board of Directors or nomination or recommendation for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or (D) a change in

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control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14 promulgated under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 2005.

(d)     Claim means any threatened, pending or completed action, suit, arbitration or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or otherwise, that Indemnitee in good faith believes might lead to the institution of any such action, suit, arbitration or proceeding, whether civil, criminal, administrative, investigative or other, or any appeal therefrom.

(e)     D&O Insurance means any valid directors' and officers' liability insurance policy maintained by the Company for the benefit of the Indemnitee, if any.

(f)     Determination means a determination, and Determined means a matter which has been determined based on the facts known at the time, by: (i) a majority vote of a quorum of disinterested directors, or (ii) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or, in the event there has been a Change in Control, by the Special Independent Counsel (in a written opinion) selected by Indemnitee as set forth in Section 6, or (iii) a majority of the disinterested stockholders of the Company, or (iv) a final adjudication by a court of competent jurisdiction.

(g)     Equity Security shall have the meaning given to such term under Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 2005.

(h)     Excluded Claim means any payment for Losses or Expenses in connection with any Claim: (i) based upon or attributable to Indemnitee gaining in fact any

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personal profit or advantage to which Indemnitee is not entitled; or (ii) for the return by Indemnitee of any remuneration paid to Indemnitee without the previous approval of the stockholders of the Company which is illegal; or (iii) for an accounting of profits in fact made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, as in effect on January 1, 2005, or similar provisions of any state law; or (iv) resulting from Indemnitee's knowingly fraudulent, dishonest or willful misconduct; or (v) the payment of which by the Company under this Agreement is not permitted by applicable law.

(i)     Expenses means any reasonable expenses incurred by Indemnitee as a result of a Claim or Claims made against Indemnitee for Indemnifiable Events including, without limitation, attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

(j)     Fines means any fine, penalty or, with respect to an employee benefit plan, any excise tax or penalty assessed with respect thereto.

(k)     Indemnifiable Event means any event or occurrence, occurring prior to or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as a director, officer, manager, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee, including, but not limited to, any breach of duty, neglect, error, misstatement,

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misleading statement, omission, or other act done or wrongfully attempted by Indemnitee, or any of the foregoing alleged by any claimant, in any such capacity.

(l)     Losses means any amounts or sums which Indemnitee is legally obligated to pay as a result of a Claim or Claims made against Indemnitee for Indemnifiable Events including, without limitation, damages, judgments and sums or amounts paid in settlement of a Claim or Claims, and Fines.

(m)     Person means any individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(n)     Potential Change in Control shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (C) any Person (other than (i) the Company or any Subsidiary, (ii) any pension, profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (iii)  Peltz, May, or any Affiliate or Associate of Peltz or May) who is or becomes the Beneficial Owner of 9.5% or more of the total voting power of the Voting Shares, increases his Beneficial Ownership of such voting power by 5% or more over the percentage so owned by such Person on the date hereof; or (D) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(o)     Relative means a Person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law.

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(p)     Reviewing Party means any appropriate person or body consisting of a member or members of the Company's Board of Directors or any other person or body appointed by the Board (including the Special Independent Counsel referred to in Section 6) who is not a party to the particular Claim for which Indemnitee is seeking indemnification.

(q)     Subsidiary means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Company.

(r)	Trust means the trust established pursuant to Section 7 hereof.

(s)     Voting Shares means any issued and outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

2.     Basic Indemnification Agreement. In consideration of, and as an inducement to, the Indemnitee rendering valuable services to the Company and/or its Subsidiaries, the Company agrees that in the event Indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company will indemnify Indemnitee to the fullest extent authorized by law, against any and all Expenses and Losses (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses and Losses) of such Claim, whether or not such Claim proceeds to judgment or is settled or otherwise is brought to a final disposition, subject in each case, to the further provisions of this Agreement.

3.     Limitations on Indemnification. Notwithstanding the provisions of Section 2, Indemnitee shall not be indemnified and held harmless from any Losses or Expenses (a) which have been Determined, as provided herein, to constitute an Excluded Claim; (b) to the extent Indemnitee is indemnified by the Company and has actually received payment pursuant to

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the Company's Governing Documents, D&O Insurance, or otherwise; or (c) other than pursuant to the last sentence of Section 4(d) or Section 14, in connection with any Claim initiated by Indemnitee, unless the Company has joined in or the Board of Directors has authorized such Claim.

4.	Indemnification Procedures.

(a)     Promptly after receipt by Indemnitee of notice of any Claim, Indemnitee shall, if indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement thereof and Indemnitee agrees further not to make any admission or effect any settlement with respect to such Claim without the consent of the Company, except any Claim with respect to which the Indemnitee has undertaken the defense in accordance with the second to last sentence of Section 4(d).

(b)     If, at the time of the receipt of such notice, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all Losses and Expenses payable as a result of such Claim.

(c)     To the extent the Company does not, at the time of the Claim have applicable D&O Insurance, or if a Determination is made that any Expenses arising out of such Claim will not be payable under the D&O Insurance then in effect, the Company shall be obligated to pay the Expenses of any Claim in advance of the final disposition thereof and the Company, if appropriate, shall be entitled to assume the defense of such Claim, with counsel satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, the Company will not be liable to Indemnitee under this

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Agreement for any legal or other Expenses subsequently incurred by the Indemnitee in connection with such defense other than reasonable Expenses of investigation; provided that Indemnitee shall have the right to employ its counsel in such Claim but the fees and expenses of such counsel incurred after delivery of notice from the Company of its assumption of such defense shall be at the Indemnitee's expense; provided further that if: (i) the employment of counsel by Indemnitee has been previously authorized by the Company; (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense; or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, the reasonable fees and expenses of counsel shall be at the expense of the Company.

(d)     All payments on account of the Company's indemnification obligations under this Agreement shall be made within sixty (60) days of Indemnitee's written request therefor unless a Determination is made that the Claims giving rise to Indemnitee's request are Excluded Claims or otherwise not payable under this Agreement, provided that all payments on account of the Company's obligation to pay Expenses under Section 4(c) of this Agreement prior to the final disposition of any Claim shall be made within 20 days of Indemnitee's written request therefor and such obligation shall not be subject to any such Determination but shall be subject to Section 4(e) of this Agreement. In the event the Company takes the position that the Indemnitee is not entitled to indemnification in connection with the proposed settlement of any Claim, the Indemnitee shall have the right at its own expense to undertake defense of any such Claim, insofar as such proceeding involves Claims against the Indemnitee, by written notice given to the Company within 10 days after the Company has notified the Indemnitee in writing of its contention that the Indemnitee is not entitled to indemnification. If it is subsequently determined

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in connection with such proceeding that the Indemnifiable Events are not Excluded Claims and that the Indemnitee, therefore, is entitled to be indemnified under the provisions of Section 2 hereof, the Company shall promptly indemnify the Indemnitee.

(e)     Indemnitee hereby expressly undertakes and agrees to reimburse the Company for all Losses and Expenses paid by the Company in connection with any Claim against Indemnitee in the event and only to the extent that a Determination shall have been made by a court of competent jurisdiction in a decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Company for such Losses and Expenses because the Claim is an Excluded Claim or because Indemnitee is otherwise not entitled to payment under this Agreement.

5.     Settlement. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Claim effected without the Company's prior written consent. The Company shall not settle any Claim in which it takes the position that Indemnitee is not entitled to indemnification in connection with such settlement without the consent of the Indemnitee, nor shall the Company settle any Claim in any manner which would impose any Fine or any obligation on Indemnitee, without Indemnitee's written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

6.     Change in Control; Extraordinary Transactions. The Company and Indemnitee agree that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control) then all Determinations thereafter with respect to the rights of Indemnitee to be paid Losses and Expenses under this Agreement shall be

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made only by a special independent counsel (the "Special Independent Counsel") selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) or by a court of competent jurisdiction. The Company shall pay the reasonable fees of such Special Independent Counsel and shall indemnify such Special Independent Counsel against any and all reasonable expenses (including reasonable attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

The Company covenants and agrees that, in the event of a Change in Control of the sort set forth in clause (C) of Section 1(c), the Company will use its best efforts (a) to have the obligations of the Company under this Agreement including, but not limited to those under Section 7, expressly assumed by the surviving, purchasing or succeeding entity, or (b) otherwise to adequately provide for the satisfaction of the Company's obligations under this Agreement, in a manner reasonably acceptable to the Indemnitee.

7.     Establishment of Trust. In the event of a Potential Change in Control (other than a Potential Change of Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Potential Change of Control), the Company shall, upon written request by Indemnitee, create a trust (the "Trust") for the benefit of the Indemnitee and from time to time upon written request of Indemnitee shall fund the Trust in an amount sufficient to satisfy any and all Losses and Expenses which are actually paid or which Indemnitee reasonably determines from time to time may be payable by the Company under this Agreement. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any case in which the Special Independent Counsel is involved. The terms of the Trust shall provide that upon a Change in Control: (i) the Trust shall not be revoked or the principal thereof invaded

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without the written consent of the Indemnitee; (ii) the trustee of the Trust shall advance, within twenty days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the Trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 4(e) of this Agreement); (iii) the Company shall continue to fund the Trust from time to time in accordance with the funding obligations set forth above; (iv) the trustee of the Trust shall promptly pay to the Indemnitee all Losses and Expenses for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement; and (v) all unexpended funds in the Trust shall revert to the Company upon a final determination by a court of competent jurisdiction in a final decision from which there is no further right of appeal that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee of the Trust shall be chosen by the Indemnitee.

8.     No Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

9.     Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company's Governing Documents or under the laws, as in effect from time to time, of the Company's state of incorporation (such laws being the "Applicable State Laws"), any vote of stockholders or disinterested directors or otherwise, both as to action in the Indemnitee's official capacity and as to action in any other capacity by holding such office, and shall continue after the Indemnitee ceases to serve the Company or any of its Subsidiaries as a director, officer, employee, agent or fiduciary, for so

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long as the Indemnitee shall be subject to any Claim by reason of (or arising in part out of) an Indemnifiable Event. To the extent that a change in the Applicable State Laws (whether by statute or judicial decision or by reincorporation of the Company in a different jurisdiction) permits greater indemnification by agreement than would be afforded currently under the Company's Governing Documents and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

10.     Liability Insurance. To the extent the Company maintains D&O Insurance, Indemnitee, if an officer or director of the Company, shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company.

11.     Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

12.     Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses and Losses of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to any Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection

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therewith. In connection with any Determination as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

13.     Liability of Company. The Indemnitee agrees that neither the stockholders nor the directors nor any officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company's obligations under this Agreement and the Indemnitee shall look solely to the assets of the Company for satisfaction of any claims hereunder.

14.	Enforcement.

(a)     Indemnitee's right to indemnification and other rights under this Agreement shall be specifically enforceable by Indemnitee only in the state or Federal courts of the State of Georgia or of the then current State of incorporation of the Company and shall be enforceable notwithstanding any adverse Determination by the Company's Board of Directors, independent legal counsel, the Special Independent Counsel or the Company's stockholders and no such Determination shall create a presumption that Indemnitee is not entitled to be indemnified hereunder. In any such action the Company shall have the burden of proving that indemnification is not required under this Agreement.

(b)     In the event that any action is instituted by Indemnitee under this Agreement, or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and reasonable expenses, including reasonable counsel fees, incurred by Indemnitee with respect to such action, unless the court determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous.

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15.     Severability. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision (including any provision within a single section, paragraph or sentence) shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms to the fullest extent permitted by law.

16.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Company is incorporated at the time any claim for indemnification is made hereunder applicable to agreements made and to be performed entirely within such state.

17.     Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Ohio and the laws of the State in which the Company is incorporated at the time any claim for indemnification hereunder is made for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state and Federal courts of the States indicated in this Section.

18.     Notices. All notices, or other communications required or permitted hereunder shall be sufficiently given for all purposes if in writing and personally delivered, telegraphed, telexed, sent by facsimile transmission or sent by registered or certified mail, return receipt requested, with postage prepaid addressed as follows, or to such other address as the parties shall have given notice of pursuant hereto:

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(a)	If to the Company, to:

Wendy’s International, Inc.

One Dave Thomas Blvd

Dublin, OH 43017

Facsimile: (614) 764-3243

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Triarc Companies, Inc.

1155 Perimiter Center West

Atlanta, Georgia 30338

Facsimile: (678) 514- 5344

Attn: General Counsel

(b)	If to the Indemnitee, to:

[Insert Address]

19.       Counterparts. This Agreement may be signed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

20.       Successors and Assigns. This Agreement shall be (i) binding upon all successors and assigns of the Company, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, and (ii) shall be binding upon and inure to the benefit of any successors and assigns, heirs, and personal or legal representatives of Indemnitee.

21.       Amendment; Waiver. No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in writing signed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

IN WITNESS WHEREOF, the Company and Indemnitee have executed this Agreement effective as of the day and year first above written.

WENDY’S INTERNATIONAL, INC.
By:
By: Title:

ATTEST:
By:
By: Title:

WITNESS:

___________________________, Indemnitee

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